Company Contact: Derek Dunaway Chief Executive Officer Cyalume Light Technologies Inc. Phone: 413 858 2531 ddunaway@cyalume.com	Investor Relations: John McNamara Cameron Associates 212-245-8800 Ext. 205 john@cameronassoc.com

FOR IMMEDIATE RELEASE:

VECTOR INTERSECT AND CYALUME SIX-MONTH 2008 NET INCOME REACHES $2.3 MILLION VERSUS LOSS IN 2007

SECOND QUARTER NET INCOME RISES 147% VERSUS 2007 SECOND QUARTER

ADJUSTED EBITDA RISES 29.6% TO $7 MILLION

WEST SPRINGFIELD, MA - August 11, 2008 - Cyalume Light Technologies Inc. ("Cyalume"), a private company that is a leading provider of safety, security and training products for the US military and other militaries announced preliminary unaudited financial results for the first six months of 2008.

For the six month period ending June 30, 2008, Cyalume reported net income of $2.3 million on revenues of $20.8 million. This compares with a net loss of $106,000 on revenues of $19.4 million during the first six months of 2007. Adjusted EBITDA rose 29.6% to $7 million compared to $5.4 million during the first six months of 2007.

For the second quarter period ending June 30, 2008, Cyalume reported net income of $1.3 million on revenues of $10.7 million versus net income of $547,000 on revenues of $11.1 million for the second quarter of 2007, a 147% increase. Adjusted EBITDA rose 24.6% to $4.1 million compared to $3.3 million during the second quarter of 2007. The increase of net income and adjusted EBITDA for the three and six month periods was due primarily to reductions in operating expenses from the previous year as well as increases in core product sales and ammunition sales.

Speaking of the first six months of 2008, Derek Dunaway, CEO of Cyalume said, “We experienced a solid increase in cash flow and net profitability so far this year. Not only are we seeing continued strength from our core product line, but we are seeing growth in products such as our training ammunition. We continue on track to achieve what we believe will be revenues of approximately $45 million in 2008, compared to $39 million in 2007, but more importantly, we expect to generate a 32% growth in adjusted EBITDA to approximately $14.5 million in 2008 compared to $11.3 million in 2007. As our new ammunition vertical continues to roll out and gain acceptance, we expect to see even stronger growth in revenues and profitability in 2009 and 2010.

On February 14, 2008, Cyalume Light Technologies agreed to be acquired by Vector Intersect Security Acquisition Corporation (OTCBB: VTRQ), a special purpose acquisition company. Upon consummation of the acquisition, Derek Dunaway, CEO of Cyalume will become Chief Executive Officer of Vector Intersect. Yaron Eitan, currently CEO of Vector Intersect will become Vice Chairman of the Board. It is expected that, upon consummation of the acquisition, Vector Intersect will change its name to Cyalume Technologies Holdings On May 23rd, 2008 Vector filed a proxy statement with the SEC in anticipation of a shareholders vote to approve the acquisition of Cyalume by Vector.

About Vector Intersect Security Acquisition Corp.

Vector Intersect Security Acquisition Corp. is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business in the security and defense industries.

Vector and its directors and executive officers and Rodman & Renshaw LLC (“Rodman”) the managing underwriter of Vector’s initial public offering (“IPO”), may be deemed to be participants in the solicitation of proxies for the special meeting of Vector’s stockholders to be held to approve this transaction.  Vector’s officers and some of its directors are also stockholders of Vector and have waived their rights to any liquidation distribution Vector makes with respect to shares they acquired before the IPO.  Therefore, their securities will be worthless if Vector does not acquire a target business within two years of the IPO date, as required by its Certificate of Incorporation.  In addition, Rodman will receive approximately $2.4 million, the deferred portion of its underwriting discount from Vector’s initial public offering, upon consummation of the acquisition of Cyalume. Interested persons can also read Vector’s preliminary proxy statement and, when available, definitive proxy statement, as well as Vector’s final IPO prospectus, dated April 25, 2007, as well as periodic reports Vector filed with the SEC, for more information about Vector, its officers and directors, and their individual and group security ownership in Vector, and interests in the successful consummation of the acquisition of Cyalume.

Vector’s stockholders and other interested persons are advised to read Vector’s preliminary proxy statement and, when available, definitive proxy statement, in connection with Vector’s solicitation of proxies for the special meeting to approve the acquisition because these documents do and will contain important information. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the acquisition.  Stockholders will also be able to obtain a copy of the definitive proxy statement, the final prospectus, other documents relating to the acquisition of Cyalume and periodic reports filed with the Securities and Exchange Commission, without charge, by visiting the Securities and Exchange Commission’s Internet site at (http://www.sec.gov). Once available, Vector will also provide copies of its definitive proxy materials to its stockholders upon request of such stockholders to Vector.

About Cyalume Light Technologies
Cyalume Technologies is the world leader in the chemiluminescent industry. We provide dependable light for uses by militaries, policemen, firemen and throughout the safety industry.  Our chemical lights are depended on in emergencies such as blackouts, industrial accidents, acts of terrorism and natural disasters.  We manufacture a full complement of Military grade Cyalume® brand, Industrial grade SnapLight® brand and Consumer grade SafetyBright® brand emergency lighting solutions.  The company employs more than 200 people at its world headquarters in West Springfield Massachusetts.

Safe Harbor

This press release may contain certain forward-looking statements including statements with regard to the future performance of the Company. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company's Prospectus and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.